Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto, the “Schedule 13G”) relating to the Units, each consisting of one share of Class A common stock and one-half of one warrant, of Kadem Sustainable Impact Corporation, which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13G, filed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the 14th day of February, 2022.

Moab Capital Partners, LLC

By:	/s/ Michael M. Rothenberg
Name: Michael M. Rothenberg Title: Managing Director

Moab Partners, L.P. By Moab GP, LLC, its General Partner By Moab Capital Partners, LLC, its Managing Member

By:	/s/ Michael M. Rothenberg
Name: Michael M. Rothenberg Title: Managing Director

/s/ Michael M. Rothenberg
Michael M. Rothenberg